Exhibit 99

PFIZER REPORTS SECOND-QUARTER 2013 RESULTS

▪	Results Reflect the Animal Health Business (Zoetis(1)) as a Discontinued Operation for Second-Quarter and Year-to-Date 2013 and 2012

▪	Second-Quarter 2013 Revenues of $13.0 Billion, Adjusted Diluted EPS(2) of $0.56 and Reported Diluted EPS(3) of $1.98

▪	Repurchased $3.3 Billion and $8.7 Billion of Common Stock in Second-Quarter and to Date in 2013, Respectively

▪	Accepted 405.1 Million Shares of Common Stock in Exchange for Remaining Zoetis(1) Interest

▪	Reaffirmed All Components of Adjusted Financial Guidance

▪	Announced Plan to Create Separate, Internal, Global Innovative and Value Businesses

NEW YORK, N.Y., Tuesday, July 30, 2013 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2013.  As a result of the full disposition of Zoetis(1) on June 24, 2013, the financial results of the Animal Health business are now reported as a discontinued operation in the condensed consolidated statements of income for second-quarter and year-to-date for both 2013 and 2012.  Results and guidance are summarized below.

OVERALL RESULTS
($ in millions, except per share amounts	Second-Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Revenues	$12,973	$13,968	(7%)	$25,383	$27,813	(9%)
Adjusted Income(2)	4,003	4,449	(10%)	7,743	8,604	(10%)
Adjusted Diluted EPS(2)	0.56	0.59	(5%)	1.08	1.14	(5%)
Reported Net Income(3)	14,095	3,253	*	16,845	5,047	*
Reported Diluted EPS(3)	1.98	0.43	*	2.34	0.67	*

* Calculation not meaningful.

BUSINESS UNIT(4) REVENUES
($ in millions)
Favorable/(Unfavorable)	Second-Quarter				Year-to-Date
	2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.
Primary Care	$3,333	$4,018	(17%)	(15%)	$6,571	$8,115	(19%)	(18%)
Specialty Care	3,378	3,497	(3%)	--	6,542	7,077	(8%)	(6%)
Emerging Markets	2,615	2,620	--	4%	5,035	4,919	2%	5%
Established Products	2,385	2,681	(11%)	(7%)	4,737	5,482	(14%)	(12%)
Consumer Healthcare	800	769	4%	5%	1,611	1,496	8%	8%
Oncology	399	323	24%	28%	771	611	26%	29%
Other(5)	63	60	5%	7%	116	113	3%	4%
Total	$12,973	$13,968	(7%)	(4%)	$25,383	$27,813	(9%)	(7%)

SELECTED ADJUSTED COSTS AND EXPENSES(2)
($ in millions)
(Favorable)/Unfavorable	Second-Quarter				Year-to-Date
	2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$2,194	$2,293	(4%)	2%	$4,423	$4,593	(4%)	(1%)
Percent of Revenues	16.9%	16.4%	N/A	N/A	17.4%	16.5%	N/A	N/A
SI&A Expenses(2)	3,550	3,648	(3%)	(1%)	6,728	7,312	(8%)	(7%)
R&D Expenses(2)	1,521	1,565	(3%)	(2%)	3,139	3,233	(3%)	(3%)

Total	7,265	7,506	(3%)	--	14,290	15,138	(6%)	(4%)

Effective Tax Rate(2)	27.9%	28.5%			27.4%	28.6%

2013 FINANCIAL GUIDANCE(6)

All components of Adjusted financial guidance are reaffirmed.  The guidance for Reported Diluted EPS(3) has been updated to reflect the following:

▪	Gain associated with the full disposition of Zoetis(1)

▪
Income from a litigation settlement with Teva Pharmaceuticals Industries, Limited (Teva) and Sun Pharmaceutical Industries, Limited (Sun) for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S.

Revenues	$50.8 to $52.8 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	18.0% to 19.0%
Adjusted SI&A Expenses(2)	$14.2 to $15.2 billion
Adjusted R&D Expenses(2)	$6.1 to $6.6 billion
Adjusted Other (Income)/Deductions(2)	Approximately $800 million
Effective Tax Rate on Adjusted Income(2)	Approximately 28.0%
Reported Diluted EPS(3)	$3.07 to $3.22 (previously $1.44 to $1.59)
Adjusted Diluted EPS(2)	$2.10 to $2.20

EXECUTIVE COMMENTARY

Ian Read, Chairman and Chief Executive Officer, stated, “I am pleased with our recent accomplishments focused on creating greater value for our shareholders, including the completion of the full disposition of Zoetis(1) which generated over $17 billion in value as well as the announcement of our new commercial model.   This new model represents the next step in Pfizer’s journey to further revitalize our innovative core, enhance the value of our consumer and off-patent established brands and maximize the use of our capital to create value for Pfizer and our patients, consumers and shareholders.”

“Within our innovative businesses, during second-quarter 2013, revenues in our Oncology business increased 28% operationally due to the uptake of new products, primarily Inlyta and Xalkori in several major markets, and various key products performed well, notably Lyrica, which grew 14% operationally in developed markets, and Celebrex, which grew 13% in the U.S.  We continue to expect our Emerging Markets business growth to accelerate in the second half of the year, led by China.  From a total company view, we are tracking to our expectations for the full year and continue to capitalize on the investments we are making to better position Pfizer for long-term success,” Mr. Read concluded.

Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am pleased with our financial performance so far this year, despite the continued impact of product losses of exclusivity and a challenging operating environment.  We are reaffirming all components of our 2013 adjusted financial guidance, which reflects our performance to date, confidence in the business, financial flexibility and a rigorous expense-management process.  We continue to expect to repurchase in the mid-teens of billions of dollars of our common stock this year, with $8.7 billion repurchased through July 29, given our strong operating cash flow and proceeds generated from our portfolio actions.”

QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2013 vs. Second-Quarter 2012)

▪
Revenues decreased $995 million, or 7%, which reflects an operational decline of $603 million, or 4%, and the unfavorable impact of foreign exchange of $392 million, or 3%.  The operational decrease was primarily the result of the losses of exclusivity of Lipitor in developed Europe in second-quarter 2012, as well as the impact of multi-source generic competition for Lipitor in the U.S. beginning in late-May 2012.  Additionally, revenues were negatively impacted by other product losses of exclusivity, government purchasing patterns for Prevnar/Prevenar in various markets, and certain other events, primarily within the Emerging Markets unit highlighted below.

▪	Business unit revenues were impacted by the following:

-
Primary Care:  Revenues decreased 15% operationally, primarily due to the shift in the reporting of Lipitor revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013, as well as the losses of exclusivity of certain other products in various markets and the termination of the co-promotion agreement for Aricept in Japan in December 2012.  Additionally, in the U.S., Australia, Canada and certain European countries, the co-promotion agreements for Spiriva are in the final year, which has resulted in a decline in Pfizer’s share of Spiriva revenues per the terms of those agreements.  These declines were partially offset by the strong performance of Lyrica in developed markets and Celebrex in the U.S.

-
Specialty Care:  Revenues were flat operationally, primarily due to the shift in the reporting of Geodon and Revatio revenues in the U.S. and Xalabrands revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013, which was essentially offset by growth in Enbrel, Rebif and the hemophilia portfolio (BeneFIX and ReFacto AF/Xyntha) in the U.S.  Prevnar/Prevenar revenues continue to be impacted by a large U.S. government purchase in fourth-quarter 2012, which has resulted in fewer purchases so far in 2013, and also were impacted by the end of the supplemental dose program in Asia.

-
Emerging Markets:  Revenues grew 4% operationally, primarily due to strong volume growth in China, most notably for Lipitor and Prevenar, which was partially offset by the impact of the transfer of certain product rights to the Pfizer-Hisun joint venture in first-quarter 2013 and the timing of government purchases of Enbrel and Prevenar in certain other emerging markets.  Operational revenue growth in emerging markets is expected to accelerate in the second half of the year to a high-single-digit percentage, with the full-year 2013 operational revenue growth now expected to be a mid-single-digit percentage.

-
Established Products:  Revenues decreased 7% operationally, primarily due to multi-source generic competition in the U.S. for Lipitor beginning in late-May 2012. This decrease was partially offset by revenues from products in certain markets that were shifted to the Established Products unit from other business units beginning January 1, 2013 and the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan.

-
Consumer Healthcare:  Revenues increased 5% operationally, primarily due to strong growth globally for Centrum as a result of several recent product launches in key international markets, as well as increased promotion in the U.S. following the announcement of favorable results from a landmark study that evaluated the long-term health benefits of multivitamins for men age 50 and older.

-	Oncology: Revenues increased 28% operationally, driven by the continued solid uptake of new products, most notably Inlyta and Xalkori in several major markets.

▪
Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate decreased $241 million, or 3%, primarily reflecting the favorable impact of foreign exchange and, to a much lesser extent, the benefits of cost-reduction and productivity initiatives, including a reduction in the number of colleagues and more streamlined corporate support functions.  Adjusted cost of sales(2) as a percentage of revenues was favorably impacted by foreign exchange, while unfavorably impacted by the decline in revenues contributing to a shift in geographic and business mix given the aforementioned products that lost exclusivity in various markets.

▪
The effective tax rate on adjusted income(2)  reflected a 0.6 percentage point decrease, primarily due to the jurisdictional mix of earnings and the extension of the U.S. research and development tax credit that was signed into law in January 2013.

▪	The diluted weighted-average shares outstanding declined by approximately 420 million shares, primarily due to the company’s ongoing share-repurchase program.

▪
In addition to the aforementioned factors, second-quarter 2013 reported earnings were favorably impacted by the gain associated with the full disposition of Zoetis(1), income from a litigation settlement with Teva and Sun for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S. and lower charges related to other legal matters.  Reported earnings were unfavorably impacted by a 5.1 percentage point increase in the effective tax rate on reported income(3) from continuing operations, primarily attributable to the tax liability associated with the aforementioned settlement.

RECENT NOTABLE DEVELOPMENTS

Product Developments

▪	Xeljanz

-
The U.S. Food and Drug Administration (FDA) accepted for review a supplemental new drug application for the Xeljanz moderately-to-severely active rheumatoid arthritis (RA) indication seeking expansion of the label to include inhibition of progression of structural damage.  The FDA will review the application and is expected to provide a decision by February 2014.

-
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a negative opinion for Xeljanz for the treatment of adult patients with moderate-to-severe active RA.  Pfizer appealed this opinion and sought a re-examination of the opinion by the CHMP.  Upon re-examination, the CHMP reached a negative opinion.  The company is currently evaluating the feedback from the CHMP, will determine next steps to resubmit a Marketing Authorization Application to the EMA and anticipates that this will result in a several-year delay.

-
The phase 3 Xeljanz psoriasis program continues to progress.  Due to the large size and complexity of the database, Pfizer has encountered challenges in analyzing the data.  As a result, the company now expects to announce the topline results from the first two phase 3 studies by the end of 2013, and the topline results from the two phase 3 pivotal studies in second-quarter 2014.  This unexpected delay is not the result of any safety issues.

▪
Prevenar -- The European Commission (EC) approved Prevenar 13 for an expanded indication to include adults aged 18 to 49 years for active immunization for the prevention of invasive disease caused by vaccine-type Streptococcus pneumoniae.  The EC is the first regulatory authority to approve Prevenar 13 to offer protection against invasive disease at all stages of life.

▪	Eliquis

-
The FDA accepted for review a supplemental new drug application for Eliquis for the prophylaxis of deep vein thrombosis, which may lead to pulmonary embolism, in adult patients who have undergone hip or knee replacement surgery.  The FDA will review the application and is expected to provide a decision by March 15, 2014.

-
The phase 3 AMPLIFY trial presented at the 24th Congress of the International Society on Thrombosis and Haemostasis demonstrated that Eliquis as a single-agent achieved the primary efficacy endpoint of noninferiority to current standard of care in the reduction of the composite endpoint of recurrent symptomatic acute venous thromboembolism (VTE) or VTE-related death and met the primary safety endpoint of superiority to current standard of care for major bleeding.  Pfizer, along with its partner Bristol-Myers Squibb, plan to file for the initial and long-term treatment of VTE, as well as for extended prevention of recurrent VTE, with the FDA and the EMA by the end of the year.

Pipeline Developments

▪	Palbociclib received Breakthrough Therapy designation by the FDA for the potential treatment of patients with breast cancer.

▪
A phase 3 study evaluating the safety and efficacy of inotuzumab ozogamicin in patients with relapsed or refractory CD22+ aggressive non-Hodgkin lymphoma who are not candidates for intensive high-dose chemotherapy was discontinued due to futility.  This compound continues to be studied in adult acute lymphoblastic leukemia and other hematological malignancies.

Business Development/Portfolio Review

▪
Pfizer accepted 405.1 million shares of its common stock valued at $11.4 billion in exchange for its remaining 80.2% stake in Zoetis(1) pursuant to a registered exchange offer to Pfizer’s shareholders.  As a result, Pfizer no longer has an ownership interest in Zoetis(1) and recorded a gain of $10.5 billion (pre-tax) on the disposition.   As of June 24, 2013, those 405.1 million shares are no longer outstanding, which will have a favorable impact on earnings per share over time.

▪
Pfizer entered into a worldwide (except Japan) collaboration agreement with Merck & Co., Inc. to develop and commercialize ertugliflozin and ertugliflozin-containing fixed-dose combinations with metformin and Januvia® (sitagliptin) tablets.  Ertugliflozin is Pfizer’s investigational medicine for type 2 diabetes, with phase 3 trials expected to begin later in 2013.

Other Developments

▪
Pfizer announced plans to move forward to internally separate its commercial operations into three business segments, two of which will include Innovative business lines and a third which will include the Value business line.  Each of the three segments will include developed markets and emerging markets.  The changes will be implemented in fiscal 2014 in countries that do not require a consultation with works councils or unions, and will be implemented in countries that require consultation after the successful conclusion of those processes.  Beginning with the first-quarter 2014 financial results, the company will provide greater financial transparency for each of these three business segments, which will include a 2014 baseline management view of profit and loss for each segment.

▪
The Board of Directors authorized a new $10 billion share repurchase program to be utilized over time.  This new program is in addition to the $3.1 billion of authorization currently remaining under the previous share repurchase program.

▪
Pfizer and Nycomed (now part of Takeda), the owner of the U.S. patent, reached a $2.15 billion litigation settlement with Teva and Sun for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S. prior to the January 2011 expiry of the patent for the active ingredient.  Pfizer and Takeda will divide the proceeds of the settlement, with Pfizer receiving $1.4 billion (pre-tax).

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
On June 24, 2013, Pfizer completed the full disposition of Zoetis, Inc. (Zoetis) and, as a result, Pfizer now reports the financial results of its Animal Health business as a discontinued operation in the condensed consolidated statements of income for second-quarter and year-to-date for both 2013 and 2012.

The full disposition was achieved through a series of steps, including the formation of Zoetis, a separate company to which Pfizer transferred substantially all of its animal health assets and liabilities, an initial public offering of a 19.8% interest in Zoetis and an exchange offer for the remaining 80.2% interest. The financial results of Zoetis, the standalone public company, may differ from the financial results of the Animal Health business reflected in Pfizer’s condensed consolidated statements of income as a discontinued operation, as the components of this business differed from Zoetis.

(2)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported U.S. generally accepted accounting principles (GAAP) net income(3) and its components and reported diluted EPS(3) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2013 and 2012, as well as reconciliations of full-year 2013 guidance for adjusted income and adjusted diluted EPS to full-year 2013 guidance for reported net income(3) and reported diluted EPS(3).  The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(4)
For a description of the revenues in each business unit, see Note 13 to Pfizer’s condensed consolidated financial statements included in Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013.

(5)	Other represents revenues generated from Pfizer CentreSource, Pfizer’s contract manufacturing and bulk pharmaceutical chemical sales organization.

(6)	The 2013 financial guidance reflects the following:

▪
The financial results of the Animal Health business from January 1, 2013 to June 24, 2013, as well as the gain on disposal of Zoetis(1), are presented as a discontinued operation.  As a result, they have been excluded from all components of the financial guidance except Reported Diluted EPS(3).  Reported Diluted EPS(3) guidance includes the gain on disposal of Zoetis(1), as well as the financial results of the Animal Health business as follows:

-	January 1, 2013 to February 6, 2013: 100% of Zoetis(1) financial results are included

-	February 7, 2013 to June 24, 2013: 80.2% of Zoetis(1) financial results are included; 19.8% of Zoetis(1) financial results are excluded, as this interest in Zoetis(1) was no longer owned by Pfizer

-	June 24, 2013 through December 31, 2013: no actual or projected financial results of Zoetis(1) are included

▪
The weighted-average shares outstanding used in the computation of Adjusted(2) and Reported(3) Diluted EPS guidance reflects the reduction in shares of Pfizer’s outstanding common stock as a result of the Zoetis(1) exchange offer.  Since this reduction occurred on June 24, 2013, Pfizer will only recognize a partial-year benefit to its Adjusted(2) and Reported(3) Diluted EPS guidance.

▪
Reported Diluted EPS(3) guidance includes the income from a litigation settlement with Teva and Sun for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S.

▪	Does not assume the completion of any business development transactions not completed as of June 30, 2013, including any one-time upfront payments associated with such transactions.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of June 30, 2013.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through June 2013 and the mid-July 2013 exchange rates for the remainder of the year.

▪
Reconciliation of the 2013 Adjusted Income(2) and Adjusted Diluted EPS(2) guidance to the 2013 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$14.4 - $15.1	$2.10 - $2.20
Purchase accounting impacts of transactions completed as of June 30, 2013	(3.4)	(0.50)
Acquisition-related costs	(0.4 - 0.5)	(0.06 - 0.07)
Non-acquisition-related restructuring costs	(0.5 - 0.8)	(0.08 - 0.12)
Certain other items incurred through June 30, 2013	0.7	0.10
Discontinued operations	10.7	1.56
Reported net income attributable to Pfizer Inc./diluted EPS(3) guidance	$21.1 - $22.2	$3.07 - $3.22

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Suzanne Harnett	212.733.8009

PFIZER INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2013	2012	(Decr.)	2013	2012	(Decr.)
Revenues	$12,973	$13,968	(7)	$25,383	$27,813	(9)
Costs and expenses:
Cost of sales(2)	2,242	2,376	(6)	4,505	4,759	(5)
Selling, informational and administrative expenses(2)	3,591	3,665	(2)	6,808	7,343	(7)
Research and development expenses(2)	1,530	1,600	(4)	3,240	3,574	(9)
Amortization of intangible assets(3)	1,140	1,275	(11)	2,359	2,678	(12)
Restructuring charges and certain acquisition-related costs	183	184	(1)	314	773	(59)
Other (income)/deductions–net(4)	(1,070)	688	*	(925)	2,327	*
Income from continuing operations before provision
for taxes on income	5,357	4,180	28	9,082	6,359	43
Provision for taxes on income	1,782	1,180	51	2,891	1,805	60
Income from continuing operations	3,575	3,000	19	6,191	4,554	36
Discontinued operations–net of tax	10,559	260	*	10,708	509	*
Net income before allocation to noncontrolling interests	14,134	3,260	*	16,899	5,063	*
Less: Net income attributable to noncontrolling interests	39	7	*	54	16	*
Net income attributable to Pfizer Inc.	$14,095	$3,253	*	$16,845	$5,047	*

Earnings per common share–basic:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.51	$0.40	28	$0.87	$0.60	45
Discontinued operations–net of tax	1.50	0.03	*	1.50	0.07	*
Net income attributable to Pfizer Inc. common shareholders	$2.00	$0.44	*	$2.37	$0.67	*
Earnings per common share–diluted:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.50	$0.40	25	$0.86	$0.60	43
Discontinued operations–net of tax	1.48	0.03	*	1.49	0.07	*
Net income attributable to Pfizer Inc. common shareholders	$1.98	$0.43	*	$2.34	$0.67	*
Weighted-average shares used to calculate earnings per common share:
Basic	7,042	7,476		7,115	7,506
Diluted	7,117	7,537		7,185	7,570

* Calculation not meaningful.

See next page for notes (1) through (4).

EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended June 30, 2013 and July 1, 2012. Subsidiaries operating outside the United States are included for the three and six months ended May 26, 2013 and May 27, 2012.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis) and recognized a gain of approximately $10.5 billion (pre-tax) related to this disposal in Discontinued operations––net of tax. The operating results of this business are reported as Discontinued operations––net of tax for all periods presented.

On November 30, 2012, we completed the sale of our Nutrition business. The operating results of this business are reported as Discontinued operations––net of tax for the three and six months ended July 1, 2012.

	The financial results for the three and six months ended June 30, 2013 are not necessarily indicative of the results which could ultimately be achieved for the full year.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other (income)/deductions––net include the following:
			Second-Quarter		Six Months
		(millions of dollars)	2013	2012	2013	2012
		Interest income(a)	$(102)	$(85)	$(197)	$(166)
		Interest expense(a)	356	378	727	768
		Net interest expense	254	293	530	602
		Royalty-related income	(120)	(103)	(183)	(194)
		Patent litigation settlement income(b)	(1,351)	-	(1,351)	-
		Other legal matters, net(c)	(12)	473	(95)	1,287
		Gain associated with the transfer of certain product rights to an equity-method investment(d)	31	-	(459)	-
		Net gain on asset disposals	(28)	(17)	(54)	(24)
		Certain asset impairment charges(e)	127	78	525	510
		Costs associated with the Zoetis IPO(f)	-	29	18	61
		Other, net	29	(65)	144	85
		Other (income)/deductions––net	$(1,070)	$688	$(925)	$2,327

	(a)
Interest income increased in the second quarter and first six months of 2013 due to higher cash and investment balances. Interest expense decreased in the second quarter and first six months of 2013 due to lower debt balances and the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

	(b)
Reflects income from a litigation settlement with Teva Pharmaceuticals Industries, Limited and Sun Pharmaceutical Industries, Limited for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the United States.

	(c)
In the first six months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter. In the second quarter and first six months of 2012, primarily includes charges related to hormone-replacement therapy litigation. The first six months of 2012 also includes a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex.

	(d)	In the first six months of 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

	(e)
In the first six months of 2013, primarily relates to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, and, to a lesser extent, two in-process research and development (IPR&D) compounds and certain investments. In the first six months of 2012, primarily relates to an IPR&D compound (targeting autoimmune diseases) acquired in connection with our acquisition of Wyeth and, to a lesser extent, developed technology rights and certain investments.

	(f)	Costs incurred in connection with the initial public offering (IPO) of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended June 30, 2013
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$12,973	$-	$-	$-	$-	$12,973
Cost of sales(5)	2,242	15	(50)	-	(13)	2,194
Selling, informational and administrative expenses(5)	3,591	1	(6)	-	(36)	3,550
Research and development expenses(5)	1,530	1	-	-	(10)	1,521
Amortization of intangible assets(6)	1,140	(1,097)	-	-	-	43
Restructuring charges and certain acquisition-related costs	183	-	(57)	-	(126)	-
Other (income)/deductions––net	(1,070)	(28)	-	-	1,197	99
Income from continuing operations before provision for taxes on income	5,357	1,108	113	-	(1,012)	5,566
Provision for taxes on income	1,782	298	(75)	-	(452)	1,553
Income from continuing operations	3,575	810	188	-	(560)	4,013
Discontinued operations––net of tax	10,559	-	-	(10,559)	-	-
Net income attributable to noncontrolling interests	39	-	-	(29)	-	10
Net income attributable to Pfizer Inc.	14,095	810	188	(10,530)	(560)	4,003
Earnings per common share attributable to Pfizer Inc.––diluted	1.98	0.11	0.03	(1.48)	(0.08)	0.56

	Six Months Ended June 30, 2013
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$25,383	$-	$-	$-	$-	$25,383
Cost of sales(5)	4,505	20	(83)	-	(19)	4,423
Selling, informational and administrative expenses(5)	6,808	6	(8)	-	(78)	6,728
Research and development expenses(5)	3,240	2	-	-	(103)	3,139
Amortization of intangible assets(6)	2,359	(2,277)	-	-	-	82
Restructuring charges and certain acquisition-related costs	314	-	(112)	-	(202)	-
Other (income)/deductions––net	(925)	(78)	-	-	1,326	323
Income from continuing operations before provision for taxes on income	9,082	2,327	203	-	(924)	10,688
Provision for taxes on income	2,891	632	(49)	-	(548)	2,926
Income from continuing operations	6,191	1,695	252	-	(376)	7,762
Discontinued operations––net of tax	10,708	-	-	(10,708)	-	-
Net income attributable to noncontrolling interests	54	-	-	(35)	-	19
Net income attributable to Pfizer Inc.	16,845	1,695	252	(10,673)	(376)	7,743
Earnings per common share attributable to Pfizer Inc.––diluted	2.34	0.24	0.04	(1.49)	(0.05)	1.08

See end of tables for notes (1) through (6).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended July 1, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$13,968	$-	$-	$-	$-	$13,968
Cost of sales(5)	2,376	(2)	(54)	-	(27)	2,293
Selling, informational and administrative expenses(5)	3,665	2	(4)	-	(15)	3,648
Research and development expenses(5)	1,600	2	-	-	(37)	1,565
Amortization of intangible assets(6)	1,275	(1,214)	-	-	-	61
Restructuring charges and certain acquisition-related costs	184	-	(170)	-	(14)	-
Other (income)/deductions––net	688	59	-	-	(579)	168
Income from continuing operations before provision for taxes on income	4,180	1,153	228	-	672	6,233
Provision for taxes on income	1,180	310	50	-	237	1,777
Income from continuing operations	3,000	843	178	-	435	4,456
Discontinued operations––net of tax	260	-	-	(260)	-	-
Net income attributable to noncontrolling interests	7	-	-	-	-	7
Net income attributable to Pfizer Inc.	3,253	843	178	(260)	435	4,449
Earnings per common share attributable to Pfizer Inc.––diluted	0.43	0.11	0.02	(0.03)	0.06	0.59

	Six Months Ended July 1, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$27,813	$-	$-	$-	$-	$27,813
Cost of sales(5)	4,759	(9)	(130)	-	(27)	4,593
Selling, informational and administrative expenses(5)	7,343	5	(5)	-	(31)	7,312
Research and development expenses(5)	3,574	3	(5)	-	(339)	3,233
Amortization of intangible assets(6)	2,678	(2,553)	-	-	-	125
Restructuring charges and certain acquisition-related costs	773	-	(261)	-	(512)	-
Other (income)/deductions––net	2,327	(32)	-	-	(1,823)	472
Income from continuing operations before provision for taxes on income	6,359	2,586	401	-	2,732	12,078
Provision for taxes on income	1,805	690	113	-	850	3,458
Income from continuing operations	4,554	1,896	288	-	1,882	8,620
Discontinued operations––net of tax	509	-	-	(509)	-	-
Net income attributable to noncontrolling interests	16	-	-	-	-	16
Net income attributable to Pfizer Inc.	5,047	1,896	288	(509)	1,882	8,604
Earnings per common share attributable to Pfizer Inc.––diluted	0.67	0.25	0.04	(0.07)	0.25	1.14

See end of tables for notes (1) through (6).

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
The financial statements present the three and six months ended June 30, 2013 and July 1, 2012. Subsidiaries operating outside the United States are included for the three and six months ended May 26, 2013 and May 27, 2012.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis) and recognized a gain of approximately $10.5 billion (pre-tax) related to this disposal in Discontinued operations––net of tax. The operating results of this business are reported as Discontinued operations––net of tax for all periods presented.

On November 30, 2012, we completed the sale of our Nutrition business. The operating results of this business are reported as Discontinued operations––net of tax for the three and six months ended July 1, 2012.

(2)	Acquisition-related costs include the following:
			Second-Quarter		Six Months
		(millions of dollars)	2013	2012	2013	2012

		Integration costs(a)	$33	$105	$69	$200
		Restructuring charges(a)	24	65	43	61
		Additional depreciation––asset restructuring(b)	56	58	91	140
		Total acquisition-related costs––pre-tax	113	228	203	401
		Income taxes(c)	75	(50)	49	(113)
		Total acquisition-related costs––net of tax	$188	$178	$252	$288

	(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

	(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($50 million) and Selling, informational and administrative expenses ($6 million) for the three months ended June 30, 2013. Included in Cost of sales ($83 million) and Selling, informational and administrative expenses ($8 million) for the six months ended June 30, 2013. Included in Cost of sales ($54 million) and Selling, informational and administrative expenses ($4 million) for the three months ended July 1, 2012. Included in Cost of sales ($130 million), Selling, informational and administrative expenses ($5 million) and Research and development expenses ($5 million) for the six months ended July 1, 2012.

	(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. In the second quarter and first six months of 2013, also includes the unfavorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(3)	Certain significant items include the following:
			Second-Quarter		Six Months
		(millions of dollars)	2013	2012	2013	2012

		Restructuring charges(a)	$126	$14	$202	$512
		Implementation costs and additional depreciation––asset restructuring(b)	59	56	198	374
		Patent litigation settlement income(c)	(1,351)	-	(1,351)	-
		Other legal matters, net(d)	(13)	483	(100)	1,258
		Gain associated with the transfer of certain product rights to an equity-method investment(e)	31	-	(459)	-
		Certain asset impairment charges(f)	95	77	489	489
		Costs associated with the Zoetis IPO(g)	-	29	18	61
		Other	41	13	79	38
		Total certain significant items––pre-tax	(1,012)	672	(924)	2,732
		Income taxes(h)	452	(237)	548	(850)
		Total certain significant items––net of tax	$(560)	$435	$(376)	$1,882

	(a)	Primarily related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

	(b)
Primarily related to our cost-reduction and productivity initiatives. Included in Cost of sales ($13 million), Selling, informational and administrative expenses ($36 million) and Research and development expenses ($10 million) for the three months ended June 30, 2013. Included in Cost of sales ($19 million), Selling, informational and administrative expenses ($76 million) and Research and development expenses ($103 million) for the six months ended June 30, 2013. Included in Cost of sales ($4 million), Selling, informational and administrative expenses ($15 million) and Research and development expenses ($37 million) for the three months ended July 1, 2012. Included in Cost of sales ($4 million), Selling, informational and administrative expenses ($31 million) and Research and development expenses ($339 million) for the six months ended July 1, 2012.

	(c)
Included in Other (income)/deductions––net. Reflects income from a litigation settlement with Teva Pharmaceuticals Industries, Limited and Sun Pharmaceutical Industries, Limited for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the United States.

	(d)
Included in Other (income)/deductions––net. In the first six months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter. In the second quarter and first six months of 2012, primarily includes charges related to hormone-replacement therapy litigation. The first six months of 2012 also includes a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex.

	(e)
Included in Other (income)/deductions––net. In the first six months of 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

	(f)
Primarily included in Other (income)/deductions––net. In the first six months of 2013, primarily relates to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, and, to a lesser extent, two IPR&D compounds. In the first six months of 2012, primarily relates to an IPR&D compound (targeting autoimmune diseases) acquired in connection with our acquisition of Wyeth and, to a lesser extent, developed technology rights.

	(g)
Included in Other (income)/deductions––net. Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

	(h)
Included in Provision for taxes on income.Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The second quarter and first six months of 2013 were unfavorably impacted by the tax liability associated with the patent litigation settlement income. The first six months of 2013 was unfavorably impacted by the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC.
REVENUES
SECOND QUARTER 2013 and 2012
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2013	2012	% Change		2013	2012	% Change	2013	2012	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,973	$13,968	(7%)	(4%)	$5,090	$5,307	(4%)	$7,883	$8,661	(9%)	(4%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$12,110	$13,139	(8%)	(5%)	$4,738	$4,945	(4%)	$7,372	$8,194	(10%)	(5%)
Lyrica	1,134	1,035	10%	13%	491	404	22%	643	631	2%	8%
Prevnar/Prevenar family	969	996	(3%)	(1%)	417	427	(2%)	552	569	(3%)	1%
Enbrel (Outside the U.S. and Canada)	960	988	(3%)	1%	-	-	-	960	988	(3%)	2%
Celebrex	715	659	8%	10%	477	421	13%	238	238	-	6%
Lipitor(b)	545	1,220	(55%)	(54%)	86	296	(71%)	459	924	(50%)	(48%)
Viagra	484	485	-	1%	280	267	5%	204	218	(6%)	(3%)
Zyvox	346	343	1%	3%	170	161	6%	176	182	(3%)	2%
Sutent	312	319	(2%)	-	92	87	6%	220	232	(5%)	(1%)
Norvasc	313	348	(10%)	(4%)	10	11	(9%)	303	337	(10%)	(3%)
Premarin family	273	274	-	-	252	250	1%	21	24	(13%)	(8%)
BeneFIX	217	193	12%	15%	109	91	20%	108	102	6%	12%
Genotropin	198	212	(7%)	(2%)	53	50	6%	145	162	(10%)	(3%)
Vfend	177	178	(1%)	4%	14	18	(22%)	163	160	2%	7%
Pristiq	177	158	12%	13%	137	124	10%	40	34	18%	26%
Chantix/Champix	166	172	(3%)	(2%)	84	80	5%	82	92	(11%)	(8%)
Detrol/Detrol LA	155	205	(24%)	(23%)	105	127	(17%)	50	78	(36%)	(31%)
Xalatan/Xalacom	147	209	(30%)	(25%)	7	10	(30%)	140	199	(30%)	(24%)
ReFacto AF/Xyntha	146	138	6%	7%	31	26	19%	115	112	3%	4%
Medrol	123	141	(13%)	(11%)	39	43	(9%)	84	98	(14%)	(11%)
Effexor	125	106	18%	19%	56	24	133%	69	82	(16%)	(13%)
Zoloft	109	139	(22%)	(12%)	2	15	(87%)	107	124	(14%)	(3%)
Zithromax/Zmax	83	106	(22%)	(16%)	(2)	1	*	85	105	(19%)	(11%)
Zosyn/Tazocin	102	141	(28%)	(28%)	44	72	(39%)	58	69	(16%)	(16%)
Relpax	94	89	6%	7%	60	53	13%	34	36	(6%)	-
Fragmin	94	101	(7%)	(5%)	9	13	(31%)	85	88	(3%)	(1%)
Tygacil	92	86	7%	8%	41	38	8%	51	48	6%	11%
Rapamune	86	85	1%	3%	48	46	4%	38	39	(3%)	2%
Cardura	75	91	(18%)	(11%)	1	1	-	74	90	(18%)	(11%)
Revatio	78	143	(45%)	(43%)	20	87	(77%)	58	56	4%	10%
EpiPen	73	92	(21%)	(19%)	54	79	(32%)	19	13	46%	54%
Sulperazon	73	71	3%	4%	-	-	-	73	71	3%	5%
Xanax XR	65	69	(6%)	(2%)	11	11	-	54	58	(7%)	(2%)
Inlyta	71	17	*	*	35	17	106%	36	-	*	*
Aricept(c)	59	84	(30%)	(29%)	-	-	-	59	84	(30%)	(28%)
Xalkori	67	23	191%	196%	35	18	94%	32	5	*	*
Toviaz	65	52	25%	25%	31	28	11%	34	24	42%	42%
Caduet	56	58	(3%)	-	6	4	50%	50	54	(7%)	-
BMP2	66	67	(1%)	(2%)	66	67	(1%)	-	-	-	-
Inspra	59	56	5%	13%	2	2	-	57	54	6%	14%
Unasyn	53	57	(7%)	(1%)	-	2	(100%)	53	55	(4%)	3%
Neurontin	56	62	(10%)	(6%)	11	12	(8%)	45	50	(10%)	(7%)
Diflucan	60	67	(10%)	(9%)	1	3	(67%)	59	64	(8%)	(6%)
Somavert	55	49	12%	14%	14	12	17%	41	37	11%	12%
Metaxalone/Skelaxin	66	61	8%	8%	66	61	8%	-	-	-	-
Depo-Provera	54	44	23%	25%	18	12	50%	36	32	13%	15%
Xeljanz	22	-	*	*	22	-	*	-	-	-	-
Alliance revenues(d)	756	862	(12%)	(12%)	661	641	3%	95	221	(57%)	(55%)
All other biopharmaceutical products(e)	1,839	1,988	(7%)	(4%)	572	733	(22%)	1,267	1,255	1%	6%
All other established products(e)	1,425	1,478	(4%)	-	419	485	(14%)	1,006	993	1%	6%
REVENUES FROM OTHER PRODUCTS:
CONSUMER HEALTHCARE	$800	$769	4%	5%	$337	$340	(1%)	$463	$429	8%	9%
OTHER(f)	$63	$60	5%	7%	$15	$22	(32%)	$48	$38	26%	30%

*	Calculation not meaningful.
(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other major markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $657 million in the second quarter of 2013, in comparison with the second quarter of 2012.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Includes Enbrel (in the U.S. and Canada), Spiriva, Rebif, Aricept and Eliquis.
(e)	All other established products is a subset of All other biopharmaceutical products.
(f)	Represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND QUARTER 2013 and 2012
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)
	2013	2012	% Change		2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,913	$3,291	(11%)	(10%)	$2,108	$2,526	(17%)	(6%)	$2,862	$2,844	1%	4%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$2,752	$3,147	(13%)	(11%)	$2,005	$2,427	(17%)	(7%)	$2,615	$2,620	-	4%
Lyrica	344	331	4%	5%	174	172	1%	16%	125	128	(2%)	2%
Prevnar/Prevenar family	176	175	1%	1%	125	147	(15%)	(5%)	251	247	2%	5%
Enbrel (Outside Canada)	598	586	2%	3%	128	148	(14%)	(1%)	234	254	(8%)	(2%)
Celebrex	36	43	(16%)	(14%)	112	115	(3%)	8%	90	80	13%	16%
Lipitor(d)	83	393	(79%)	(79%)	130	288	(55%)	(50%)	246	243	1%	4%
Viagra	81	88	(8%)	(7%)	37	53	(30%)	(23%)	86	77	12%	14%
Zyvox	82	79	4%	5%	33	41	(20%)	(2%)	61	62	(2%)	2%
Sutent	96	117	(18%)	(16%)	35	45	(22%)	(12%)	89	70	27%	32%
Norvasc	28	32	(13%)	(9%)	125	174	(28%)	(15%)	150	131	15%	16%
Premarin family	2	3	(33%)	(33%)	9	8	13%	11%	10	13	(23%)	(19%)
BeneFIX	62	62	-	2%	34	33	3%	19%	12	7	71%	75%
Genotropin	67	77	(13%)	(12%)	50	58	(14%)	2%	28	27	4%	10%
Vfend	77	68	13%	15%	35	39	(10%)	3%	51	53	(4%)	-
Pristiq	-	-	-	-	26	21	24%	29%	14	13	8%	27%
Chantix/Champix	30	33	(9%)	(6%)	39	47	(17%)	(9%)	13	12	8%	(11%)
Detrol/Detrol LA	15	34	(56%)	(56%)	22	26	(15%)	(8%)	13	18	(28%)	(23%)
Xalatan/Xalacom	38	70	(46%)	(44%)	58	80	(28%)	(16%)	44	49	(10%)	(8%)
ReFacto AF/Xyntha	93	94	(1%)	-	18	15	20%	20%	4	3	33%	20%
Medrol	23	25	(8%)	(8%)	10	13	(23%)	(8%)	51	60	(15%)	(12%)
Effexor	24	28	(14%)	(14%)	17	28	(39%)	(33%)	28	26	8%	8%
Zoloft	17	16	6%	6%	55	74	(26%)	(11%)	35	34	3%	6%
Zithromax/Zmax	14	17	(18%)	(18%)	30	46	(35%)	(20%)	41	42	(2%)	-
Zosyn/Tazocin	11	14	(21%)	(15%)	3	4	(25%)	-	44	51	(14%)	(14%)
Relpax	16	16	-	-	13	15	(13%)	(7%)	5	5	-	12%
Fragmin	43	47	(9%)	(9%)	25	22	14%	18%	17	19	(11%)	(4%)
Tygacil	18	18	-	6%	2	2	-	-	31	28	11%	15%
Rapamune	13	14	(7%)	8%	5	4	25%	25%	20	21	(5%)	3%
Cardura	22	25	(12%)	(12%)	26	37	(30%)	(16%)	26	28	(7%)	(1%)
Revatio	38	34	12%	12%	12	15	(20%)	-	8	7	14%	16%
EpiPen	-	-	-	-	19	13	46%	58%	-	-	-	-
Sulperazon	-	-	-	-	6	9	(33%)	(11%)	67	62	8%	9%
Xanax XR	23	21	10%	10%	8	12	(33%)	(17%)	23	25	(8%)	(7%)
Inlyta	16	-	*	*	19	-	*	*	1	-	*	*
Aricept(e)	11	30	(63%)	(66%)	40	42	(5%)	(5%)	8	12	(33%)	(22%)
Xalkori	11	3	*	*	10	1	*	*	11	1	*	*
Toviaz	20	20	-	5%	10	2	*	*	4	2	100%	35%
Caduet	3	4	(25%)	(25%)	36	34	6%	18%	11	16	(31%)	(32%)
BMP2	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	38	34	12%	18%	14	16	(13%)	6%	5	4	25%	30%
Unasyn	10	9	11%	11%	16	19	(16%)	5%	27	27	-	-
Neurontin	15	15	-	-	10	11	(9%)	-	20	24	(17%)	(13%)
Diflucan	13	17	(24%)	(24%)	8	9	(11%)	(18%)	38	38	-	4%
Somavert	33	31	6%	6%	4	3	33%	-	4	3	33%	45%
Metaxalone/Skelaxin	-	-	-	-	-	-	-	-	-	-	-	-
Depo-Provera	7	7	-	14%	3	2	50%	-	26	23	13%	19%
Xeljanz	-	-	-	-	-	-	-	-	-	-	-	-
Alliance revenues(f)	35	65	(46%)	(46%)	47	134	(65%)	(62%)	13	22	(41%)	(37%)
All other biopharmaceutical products(g)	370	352	5%	6%	367	350	5%	16%	530	553	(4%)	(1%)
All other established products(g)	264	251	5%	6%	278	271	3%	15%	464	471	(1%)	1%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$161	$144	12%	13%	$103	$99	4%	8%	$247	$224	10%	12%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(d)
Lipitor lost exclusivity in various international markets in 2011 and 2012.  This loss of exclusivity reduced branded international revenues by $446 million in the second quarter of 2013, in comparison with the second quarter of 2012.

(e)	Represents direct sales under license agreement with Eisai Co., Ltd.
(f)	Includes Enbrel (in Canada), Spiriva, Aricept and Eliquis.
(g)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

REVENUES
SIX MONTHS 2013 and 2012
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
			% Change				% Change			% Change
	2013	2012	Total	Oper.	2013	2012	Total	2013	2012	Total	Oper.
TOTAL REVENUES	$25,383	$27,813	(9%)	(7%)	$10,004	$10,837	(8%)	$15,379	$16,976	(9%)	(6%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$23,656	$26,204	(10%)	(8%)	$9,255	$10,130	(9%)	$14,401	$16,074	(10%)	(7%)
Lyrica	2,200	1,990	11%	13%	929	799	16%	1,271	1,191	7%	11%
Prevnar/Prevenar family	1,896	2,079	(9%)	(7%)	867	983	(12%)	1,029	1,096	(6%)	(3%)
Enbrel (Outside the U.S. and Canada)	1,837	1,887	(3%)	-	-	-	-	1,837	1,887	(3%)	-
Celebrex	1,368	1,293	6%	7%	901	828	9%	467	465	-	5%
Lipitor(b)	1,171	2,615	(55%)	(54%)	257	679	(62%)	914	1,936	(53%)	(51%)
Viagra	945	981	(4%)	(3%)	525	535	(2%)	420	446	(6%)	(4%)
Zyvox	688	668	3%	5%	346	332	4%	342	336	2%	6%
Sutent	614	619	(1%)	1%	176	173	2%	438	446	(2%)	1%
Norvasc	614	682	(10%)	(5%)	20	25	(20%)	594	657	(10%)	(4%)
Premarin family	517	535	(3%)	(3%)	472	487	(3%)	45	48	(6%)	(3%)
BeneFIX	406	376	8%	9%	197	176	12%	209	200	5%	7%
Genotropin	387	407	(5%)	(1%)	100	91	10%	287	316	(9%)	(4%)
Vfend	364	356	2%	5%	31	43	(28%)	333	313	6%	10%
Pristiq	343	309	11%	12%	268	245	9%	75	64	17%	21%
Chantix/Champix	332	350	(5%)	(4%)	171	172	(1%)	161	178	(10%)	(7%)
Detrol/Detrol LA	306	400	(24%)	(23%)	208	250	(17%)	98	150	(35%)	(32%)
Xalatan/Xalacom	294	436	(33%)	(29%)	15	21	(29%)	279	415	(33%)	(29%)
ReFacto AF/Xyntha	285	270	6%	6%	60	51	18%	225	219	3%	3%
Medrol	236	275	(14%)	(13%)	79	81	(2%)	157	194	(19%)	(17%)
Effexor	230	235	(2%)	(2%)	92	65	42%	138	170	(19%)	(18%)
Zoloft	225	269	(16%)	(9%)	16	32	(50%)	209	237	(12%)	(3%)
Zithromax/Zmax	199	229	(13%)	(8%)	2	6	(67%)	197	223	(12%)	(6%)
Zosyn/Tazocin	189	269	(30%)	(30%)	80	136	(41%)	109	133	(18%)	(17%)
Relpax	180	174	3%	5%	112	104	8%	68	70	(3%)	1%
Fragmin	180	192	(6%)	(7%)	19	25	(24%)	161	167	(4%)	(3%)
Tygacil	179	167	7%	8%	84	78	8%	95	89	7%	9%
Rapamune	170	167	2%	3%	97	91	7%	73	76	(4%)	(1%)
Cardura	151	175	(14%)	(9%)	2	2	-	149	173	(14%)	(8%)
Revatio	150	279	(46%)	(45%)	34	172	(80%)	116	107	8%	12%
EpiPen	145	150	(3%)	(3%)	116	130	(11%)	29	20	45%	49%
Sulperazon	144	129	12%	12%	-	-	-	144	129	12%	13%
Xanax XR	135	137	(1%)	-	23	25	(8%)	112	112	-	3%
Inlyta	134	24	*	*	70	24	192%	64	-	*	*
Aricept(c)	121	178	(32%)	(32%)	-	-	-	121	178	(32%)	(32%)
Xalkori	120	40	*	*	63	32	97%	57	8	*	*
Toviaz	117	98	19%	19%	58	53	9%	59	45	31%	31%
Caduet	112	123	(9%)	(6%)	11	13	(15%)	101	110	(8%)	(4%)
BMP2	111	134	(17%)	(18%)	111	134	(17%)	-	-	-	-
Inspra	111	105	6%	11%	3	3	-	108	102	6%	12%
Unasyn	109	111	(2%)	3%	1	2	(50%)	108	109	(1%)	4%
Neurontin	108	120	(10%)	(9%)	21	25	(16%)	87	95	(8%)	(7%)
Diflucan	105	124	(15%)	(14%)	1	3	(67%)	104	121	(14%)	(12%)
Somavert	103	94	10%	11%	25	21	19%	78	73	7%	10%
Metaxalone/Skelaxin	96	94	2%	2%	96	94	2%	-	-	-	-
Depo-Provera	90	77	17%	18%	27	23	17%	63	54	17%	18%
Xeljanz	33	-	*	*	33	-	*	-	-	-	-
Alliance revenues(d)	1,503	1,698	(11%)	(11%)	1,296	1,221	6%	207	477	(57%)	(55%)
All other biopharmaceutical products(e)	3,603	4,084	(12%)	(10%)	1,140	1,645	(31%)	2,463	2,439	1%	4%
All other established products(e)	2,919	3,102	(6%)	(4%)	960	1,180	(19%)	1,959	1,922	2%	5%
REVENUES FROM OTHER PRODUCTS:
CONSUMER HEALTHCARE	$1,611	$1,496	8%	8%	$715	$666	7%	$896	$830	8%	8%
OTHER(f)	$116	$113	3%	4%	$34	$41	(17%)	$82	$72	14%	14%

*	Calculation not meaningful.
(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other major markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $1.4 billion in the first six months of 2013, in comparison with the first six months of 2012.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Includes Enbrel (in the U.S. and Canada), Spiriva, Rebif, Aricept and Eliquis.
(e)	All other established products is a subset of All other biopharmaceutical products.
(f)	Represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

REVENUES
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2013 and 2012
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)
			% Change				% Change				% Change
	2013	2012	Total	Oper.	2013	2012	Total	Oper.	2013	2012	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$5,717	$6,629	(14%)	(14%)	$4,147	$4,997	(17%)	(9%)	$5,515	$5,350	3%	6%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$5,420	$6,354	(15%)	(15%)	$3,946	$4,801	(18%)	(10%)	$5,035	$4,919	2%	5%
Lyrica	684	631	8%	8%	345	341	1%	13%	242	219	11%	13%
Prevnar/Prevenar family	343	335	2%	2%	269	326	(17%)	(10%)	417	435	(4%)	(2%)
Enbrel (Outside Canada)	1,154	1,136	2%	1%	252	303	(17%)	(7%)	431	448	(4%)	1%
Celebrex	74	84	(12%)	(12%)	219	222	(1%)	6%	174	159	9%	11%
Lipitor(d)	156	912	(83%)	(83%)	259	570	(55%)	(51%)	499	454	10%	11%
Viagra	174	175	(1%)	(1%)	77	104	(26%)	(22%)	169	167	1%	3%
Zyvox	157	151	4%	4%	66	78	(15%)	(3%)	119	107	11%	15%
Sutent	197	222	(11%)	(11%)	68	84	(19%)	(11%)	173	140	24%	28%
Norvasc	55	64	(14%)	(14%)	249	338	(26%)	(16%)	290	255	14%	14%
Premarin family	4	5	(20%)	(20%)	18	16	13%	13%	23	27	(15%)	(10%)
BeneFIX	119	119	-	-	68	65	5%	11%	22	16	38%	43%
Genotropin	132	153	(14%)	(14%)	100	110	(9%)	3%	55	53	4%	9%
Vfend	148	135	10%	10%	72	76	(5%)	7%	113	102	11%	14%
Pristiq	-	-	-	-	49	40	23%	25%	26	24	8%	18%
Chantix/Champix	62	67	(7%)	(7%)	74	88	(16%)	(10%)	25	23	9%	5%
Detrol/Detrol LA	30	68	(56%)	(56%)	44	50	(12%)	(6%)	24	32	(25%)	(21%)
Xalatan/Xalacom	77	163	(53%)	(53%)	116	159	(27%)	(19%)	86	93	(8%)	(5%)
ReFacto AF/Xyntha	182	181	1%	-	36	26	38%	38%	7	12	(42%)	(43%)
Medrol	45	49	(8%)	(8%)	20	24	(17%)	(8%)	92	121	(24%)	(23%)
Effexor	48	58	(17%)	(17%)	35	62	(44%)	(42%)	55	50	10%	12%
Zoloft	32	31	3%	3%	110	140	(21%)	(9%)	67	66	2%	6%
Zithromax/Zmax	32	34	(6%)	(6%)	70	99	(29%)	(18%)	95	90	6%	7%
Zosyn/Tazocin	22	27	(19%)	(19%)	6	8	(25%)	(25%)	81	98	(17%)	(16%)
Relpax	33	33	-	-	25	28	(11%)	-	10	9	11%	12%
Fragmin	85	90	(6%)	(7%)	43	40	8%	10%	33	37	(11%)	(10%)
Tygacil	34	33	3%	3%	4	3	33%	33%	57	53	8%	12%
Rapamune	25	26	(4%)	-	9	8	13%	13%	39	42	(7%)	(3%)
Cardura	44	50	(12%)	(12%)	53	71	(25%)	(14%)	52	52	-	4%
Revatio	75	66	14%	12%	25	27	(7%)	4%	16	14	14%	14%
EpiPen	-	-	-	-	29	20	45%	50%	-	-	-	-
Sulperazon	-	-	-	-	13	18	(28%)	(11%)	131	111	18%	18%
Xanax XR	50	43	16%	14%	17	23	(26%)	(13%)	45	46	(2%)	(2%)
Inlyta	26	-	*	*	37	-	*	*	1	-	*	*
Aricept(e)	25	75	(67%)	(68%)	80	82	(2%)	(2%)	16	21	(24%)	(21%)
Xalkori	23	6	*	*	20	1	*	*	14	1	*	*
Toviaz	40	37	8%	8%	12	4	*	*	7	4	75%	55%
Caduet	7	7	-	-	71	71	-	7%	23	32	(28%)	(27%)
BMP2	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	70	65	8%	8%	28	29	(3%)	14%	10	8	25%	36%
Unasyn	20	18	11%	11%	34	38	(11%)	5%	54	53	2%	2%
Neurontin	26	31	(16%)	(16%)	19	21	(10%)	(5%)	42	43	(2%)	-
Diflucan	24	33	(27%)	(27%)	16	20	(20%)	(10%)	64	68	(6%)	(4%)
Somavert	63	60	5%	5%	8	8	-	14%	7	5	40%	41%
Metaxalone/Skelaxin	-	-	-	-	-	-	-	-	-	-	-	-
Depo-Provera	13	13	-	-	6	6	-	-	44	35	26%	27%
Xeljanz	-	-	-	-	-	-	-	-	-	-	-	-
Alliance revenues(f)	63	151	(58%)	(58%)	120	286	(58%)	(55%)	24	40	(40%)	(39%)
All other biopharmaceutical products(g)	747	717	4%	4%	655	668	(2%)	8%	1,061	1,054	1%	3%
All other established products(g)	545	522	4%	4%	502	516	(3%)	7%	912	884	3%	5%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$297	$275	8%	8%	$201	$196	3%	2%	$480	$431	11%	12%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(d)
Lipitor lost exclusivity in various international markets in 2011 and 2012.  This loss of exclusivity reduced branded international revenues by $1.0 billion in the first six months of 2013, in comparison with the first six months of 2012.

(e)	Represents direct sales under license agreement with Eisai Co., Ltd.
(f)	Includes Enbrel (in Canada), Spiriva, Aricept and Eliquis.
(g)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of July 30, 2013. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties.  You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

●
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

●
decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

●	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
●
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

●	the success of external business-development activities;
●
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

●
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

●	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;
●	the ability to successfully market both new and existing products domestically and internationally;
●	difficulties or delays in manufacturing;
●	trade buying patterns;
●	the impact of existing and future legislation and regulatory provisions on product exclusivity;
●	trends toward managed care and healthcare cost containment;
●
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

●
the inability of the U.S. federal government to satisfy its financial obligations, including under Medicare, Medicaid and other publicly funded or subsidized health programs, that may result from the possible failure of the U.S. federal government to suspend enforcement of or to increase the federal debt ceiling;

●
the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification or repeal of any of the provisions thereof;

●
U.S. legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

●
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

●
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

●	contingencies related to actual or alleged environmental contamination;
●	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
●	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
●
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

●	our ability to protect our patents and other intellectual property, both domestically and internationally;
●	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
●
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

●	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;
●	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
●
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

●	changes in U.S. generally accepted accounting principles;
●
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

●	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas;
●	growth in costs and expenses;
●	changes in our product, segment and geographic mix; and
●
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of our plan to internally separate our commercial operations into three, new, global business segments effective fiscal 2014.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.